August 24, 2009

Mr. Meetesh Patel - President
New Energy Technologies, Inc.
3905 National Drive
Suite 110
Burtonsville MD 20866

Subject: Phase III Development and Testing of the 1st Motion Power Product

Dear Mr. Patel;

This letter outlines our proposal for continued engineering services to develop the next prototype for the Motion Power System.

WORK CONTINUATION AND SCOPE:

The results were promising based on the side mount flywheel trial. The next version will use this with along with a speed bump profile.

1. 5-20 mpg for "Speed Humps"

It will take —3 men to expeditiously develop the 1St "Product".

1. Electrical/Electronic Development of the next motor and flywheel approach
    a. Expected to be 3 weeks
    b. Man Power Cost $3300.00 per week or less depending on actual man power required.

2. Mechanical Development
    a. Expected to be 8-10 weeks
    b. Man Power Cost $2600.00 per week or less depending on actual man power required.

3. Manufacturing Costs for the NEXT stage Motion Power Product — $15,000.00.

  Total costs for this design phase: not to exceed $50,000.00
    This does not include the demonstration efforts to support all promotional work and travel for BK, Holiday Inn, and The Four Seasons.

  Expected time to complete this next phase prototype: 10 weeks after receipt of your release.

Turning Smart Ideas into Product Solutions

1

43 Commerce Street, Springfield * New Jersey 07081 USA
Tel: 973-912-7922 * email: info@sigmadesign.net, www.sigmadesign.net

DELIVERABLES:

  3D CAD Models
  Simulation Model
  Parts list
  Manufactured 1st Product Prototype
  Tests to confirm mechanical operation

In the future to develop optimized efficiency and power capture (with better costs as compared to existing PV solutions) we may need a specialized generator and capture circuit. Areas of concern include the efficient development of the electronic system components:

Develop an electrical hardware specification
Develop a software specification
Develop efficient power circuits for connecting the generator to the grid/load Efficient generator modeling and selection
Efficient Electrical energy storage
Efficient Inversion from DC to AC power

This may not be required but if so it has a budgetary cost estimate of > $50,000.00.

The above schedule will be reviewed and updated on a bi-weekly basis. We would expect and welcome visits to our location anytime during the project.

Of course we will only invoice for the actual work performed and these estimates may change as we encounter challenges not foreseen as of this moment. When this happens we will update the estimate before starting any next stages.

Additional engineering analysis and design work approved by New Energy Technologies to support this program beyond the above scope will be charged at our normal rates.

Please contact me directly if you have any questions. We look forward to working with you on this project.

Sincerely, /s/ Gerard J. Lynch, P.E.	Date: August 25, 2009
Gerard J. Lynch, P.E. President Sigma Design Company	Accepted /s/Meetesh Patel Meetesh Patel, New Energy Technologies

Turning Smart Ideas into Product Solutions

2

43 Commerce Street, Springfield * New Jersey 07081 USA
Tel: 973-912-7922 * email: info@sigmadesign.net, www.sigmadesign.net